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                                                                    EXHIBIT 10.1

                              CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT (this "Agreement") is made this 21st day of December 2004, by and between TriMedia Entertainment Group Inc., having an office at 1080 N. Delaware Ave., 8th Floor Philadelphia, PA 19125, hereinafter referred to as "the Client and/or TMEG" and Joseph Safina., having an office at 9 Fiesta Way, Ft. Lauderdale, Florida 33301, hereinafter referred to as "the Consultant".

         WHEREAS, the Client wishes to retain the services of the Consultant for the period provided in this Agreement, and the Consultant is willing to provide its services to the Corporation for the period under the terms and conditions hereinafter provided.

         NOW, THEREFORE, WITNESSETH, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment
--------------
Client hereby appoints and engages Consultant as its advisor and to provide the services described in paragraph 2 herein, pursuant to the terms and conditions of this Agreement. Consultant accepts such engagement and agrees to perform the services upon the terms and conditions of said Consulting Agreement.

2.  Authority and Description of Services
-----------------------------------------
During the term of this Agreement, Consultant shall furnish some or all of the various services from time to time as requested by the Client and agreed upon by the parties as described below:

         a. Assist management in designing a strategic plan for TMEG business operations;
         b. Design and implement a strategy to position TMEG in domestic and international financial markets for a capital raise from sources that could include the Consultant's network of institutions;
         c. Assist in evaluating, financing and negotiations of all mergers and acquisitions;
         d. Assist in corporate finance, governance and administrative policy;
         e. Undertake such other services as requested and mutually agreed upon with Chris Schwartz, CEO of TMEG; and
         f. Serve on the TMEG Board of Directors in the capacity of Vice Chairman with Chris Schwartz as Chairman.

3. Term of Agreement
--------------------
This Agreement shall become effective upon execution hereof and shall continue thereafter and remain in effect for a period of twelve (12) months. Thereafter, this Consulting Agreement shall automatically renew for successive one-month

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periods unless either party gives at least 10-business days written notice prior to the expiration of the then current period that it wishes to terminate this Consulting Agreement. It is expressly acknowledged and agreed by and between the parties hereto that Consultant shall not be obligated to provide any services and/or perform any work related to this Consulting Agreement until such time or Client has paid any agreed and/or specified retainer (deposit, initial fee, down payment in U.S. funds), and/or other specified and/or agreed valuable consideration, to Consultant as outlined on Addendum "A". Time is of the essence with respect to payment by Client to Consultant. Notwithstanding anything contained herein Consultant acknowledges that the payment of the monthly retainer may be accrued at the Client's option due to cash flow restrictions.

4.  Where Services Shall be Performed
-------------------------------------
Consultant's services shall be performed at the main office location of Consultant or other such designated location(s) as Consultant and Client agree are the most advantageous for the work to be performed.

5.  Limitations on Services
---------------------------
The parties hereto recognize that certain responsibilities and obligations are imposed by Federal and state securities laws and by the applicable rules and regulations of stock exchanges, the National Association of Securities Dealers, in-house "due diligence" or "compliance" departments of brokerage houses, etc. Accordingly, Consultant agrees as follows:

         a. Consultant shall NOT release or disclose any financial or other information or data about Client to any third party without the consent and approval of Client.
         b. Consultant shall NOT conduct any meetings with financial analysts without informing Client in advance of the date, time, format and/or agenda of any such meeting and Client, may elect to have its designated representative attend any such meeting.

6.  Duties of Client
--------------------
         a. Client shall provideConsultant, on a regular and timely basis, with all approved data and information about Client, its management, its products, and its operations and Client shall be responsible for advising Consultant of any facts which would affect the accuracy of any previously provided data and information so that Consultant may take corrective action to update such information.
         b. Client shall promptly supply Consultant with full and complete copies of all filings with the Securities and Exchange Commission and any state securities agencies; with full and complete copies of all shareholder reports and communications whether or not prepared with Consultant's assistance; with all data and information supplied to any analyst, broker-dealer, market maker, or other member of the financial community; and with all product/service brochures, sales materials or other promotional items. Client shall supply to Consultant, within a reasonable period of time, a complete list of all stockbrokers and market makers active in the stock of Client.

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         c. Client, by the execution hereof agrees to each of the points listed in Section 7 below and to indemnify and hold Consultant harmless for any breach of these representations and covenants as set forth in Sections 8 and 9 below.
                  i. Client will keep Consultant apprised of the progress of any offering and notify Consultant in writing a minimum of thirty (30) days prior to making any other private or public offering of securities, including but not limited to, S-8 filing or Regulation S offerings,unless such notification is prohibited by Federal securities laws.
                  ii. Client will keep Consultant apprised of any current or anticipated "Quiet Periods" subject to Federal securities laws.
         d. In that Consultant shareholders, officers, employees, and/or members of their families may hold a position in and engage in transactions with respect to Client securities, and in light of the fact that Consultant imposes restrictions on such transactions to guard against trading on the basis of material nonpublic information, Client shall contemporaneously notify Consultant if any information or data being supplied to Consultant has not been generally released to the public.

7. Representation and Undertakings
----------------------------------
         a. Client shall be deemed to make a continuing representation of the accuracy of any and all; materials, information and data which it supplies to Consultant and is contained in the public filings of the Client. Client acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its functions hereunder. Consultant acknowledges the information, data and materials will change with the passage of time and/or circumstances and, as a result, any such information should be verified by Consultant as to accuracy for any period of interest.
         b. Consultant, in the absence of notice in writing from Client, will rely on the continuing accuracy of material, information and data supplied by Client.
         c. Client shall cooperate fully and timely with Consultant to enable Consultant to perform its duties and obligations under this Agreement.
         d. The execution and performance of this Agreement by Client has been duly authorized by the Board of Directors of TMEG in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of Client.
         e. The performance by Client of this Agreement will not violate any applicable court decree or order, law or regulation, nor will it violate any provision of the organizational documents and/or bylaws of Client or any contractual obligation by which Client may be bound.
         f. Consultant's activities pursuant to this Agreement or as contemplated by this Agreement do not constitute and shall not constitute acting as a securities broker or dealer under Federal or state securities laws; any contract between Client and a potential investor in Client shall be such that Consultant would be acting merely as a consultant with respect to such prospective investor obligations under this Agreement.

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         g. Client shall promptly deliver to Consultant a complete due diligence package to include its latest Annual Report on Form 10-KSB, latest Quarterly Report on Form 10-QSB, if any, and its last six (6) months of press releases and all other relevant materials, including but not limited to corporate reports, brochures, etc.
         h. Client shall act diligently and promptly in reviewing materials submitted to it by Consultant to enhance timely distribution of the materials and shall inform Consultant of any inaccuracies contained therein within a reasonable time prior to the projected or known publication date.

8. Representation and Indemnification of Consultant
---------------------------------------------------
         a. The execution and performance of this Agreement by Consultant has been duly authorized by the Board of Directors of Consultant, if applicable, in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of Consultant.
         b. The performance by Client of this Agreement will not violate any applicable court decree or order, law or regulation, nor will it violate any provision of the organizational documents and/or bylaws of Client or any contractual obligation by which Client may be bound.
         c. Consultant's activities pursuant to this Agreement or as contemplated by this Consulting Agreement do not constitute and shall not constitute acting as a securities broker or dealer under Federal or state securities laws.
         d. Consultant shall be diligent in the performance of his duties under this Agreement and further represents and warrants that he shall always perform such duties in a timely manner.

9.  Mutual Indemnifications
---------------------------
Each of the Client and the Consultant agree that they will indemnify and hold harmless each other, their respective affiliates, control persons, officers, directors, employees and agents and each person who controls each of them within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (the Consultant or the Client, as the case may be, and each such entity and person being hereinafter called an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' and accountants' fees) as incurred, to which such Indemnified Party may become subject which are (a) related to or arise out of actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by an Indemnified Party with the Client's or the Consultant's consent or in conformity with the instructions of, or actions taken or omitted to be taken by the Client or the Consultant or (b) otherwise related to or arising out of each party's action pursuant to this Agreement. The Client and the Consultant, as the case may be, also agree to reimburse each Indemnified Party within thirty (30) days of submission of an invoice with respect thereto for all expenses incurred (including fees and disbursements of counsel) in connection with the investigation of or the preparation for or defense of any pending or threatened formal or informal claim, action, investigation or other proceeding caused by or


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arising out of or in connection with the Consultant's or the Client's actions pursuant to this Agreement, whether or not the Consultant or the Client, as the case may be, is named party thereto and whether or not any liability results therefrom. The Client or the Consultant, as the case may be, will not be responsible, however, for any loss, claim, damage or liability for which indemnification is sought solely pursuant to the first sentence of this paragraph which a court of competent jurisdiction shall have determined by a final judgment to have resulted primarily from willful misconduct or gross negligence on the part of the Indemnified Party seeking indemnification hereunder.

Promptly after receipt by any Indemnified Party of notice of any complaint or the commencement of any action or proceeding in connection with any matter related to a party's activities pursuant to the letter agreement, such party will notify the Client or the Consultant, as the case may be, in writing, of such complaint or of the commencement of such action or proceeding and if the Client or the Consultant so elects or is requested by the other party, the Client or the Consultant, as the case may be, will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the other party and the payment of the fees and disbursements of such counsel, in which event the Client or the Consultant, as the case may be, shall not be obligated to pay the fees and disbursements of separate counsel for the other party in such action. However, failure by the other party to so notify the Client or the Consultant, as the case may be, of such claim or such commencement shall not relieve the Client or the Consultant, as the case may be, from any obligation hereunder except to the extent that such failure shall result in prejudice to the Client or the Consultant, as the case may be. In the event, however, that the other party's legal counsel shall determine that defenses may be available to an Indemnified Party that are different from or in addition to those available to the Client or the Consultant, as the case may be, or that there is or could reasonably be expected to be a conflict of interest by reason of the Client or Consultant, as the case may be, and an Indemnified Party having common counsel in any action or proceeding, or if the Client or the Consultant, as the case may be, has not assumed the defense of any action or proceeding, or if the Client has not assumed the defense of any action or proceeding, then the other party may employ separate counsel to represent or defend it or any Indemnified Party in any such action or proceeding in which it or such Indemnified Party may become involved or is named as defendant and the Client or the Consultant, as the case may be, shall pay the fees and disbursements, as incurred by such separate counsel; provided that, the Client shall not be obligated to pay the fees and disbursements of more than one such separate counsel for any one such action or proceeding in any one jurisdiction.

The reimbursement, indemnity and contribution obligations of the Client or the Consultant, as the case may be, under this paragraph shall be in addition to any liability which the Client or the Consultant, as the case may be, may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Client, the Consultant and any such person. The provisions of this Section 9 shall survive the termination and expiration of this Agreement.


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10.  Agreement not to Hire
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Client acknowledges that Consultant has expended considerable time, effort and expense in training the respective employees of Consultant in the methods of operation, and that the employees of Consultant will acquire confidential knowledge and information as to accounts, customers and business patrons, as well as confidential knowledge and information concerning the methods, forms, contracts and negotiations of Consultant. Client agrees not to employ any employee of Consultant for a period of twelve months from the expiration or termination of this Contract, without the written consent of Consultant.

11.  Compensation
-----------------
         a. Compensation payable to Consultant for all general consulting services and other services hereunder, including but not limited to, acquisition and merger services, shall be paid by Client to Consultant by the means and in the manner or manners as described in "Addendum A", a copy of which is attached hereto and incorporated herein by this reference.
         b. All moneys payable hereunder shall be in U.S. funds and drawn on U.S. banks.
         c. For all special services, not within the scope of this Consulting Agreement, Client shall pay to Consultant such fee(s) as, and when, the parties shall determine in advance of performance of said special services, provided Client has agreed to said special services.

12.  Amendment
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Client will not, by Amendment to its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of any term of this Agreement.

13.  Consultant as an Independent Contractor
--------------------------------------------
Consultant shall provide said services as an independent contractor, and not as an employee or employee of any Client affiliated with Client. Consultant has no authority to bind Client or any affiliate of Client to any legal action, contract, agreement, or purchase, and such action cannot be construed to be made in good faith or with the acceptance of Client; thereby becoming the sole responsibility of Consultant. Consultant is not entitled to any medical coverage, life insurance, savings plans, health insurance, or any and all other benefits afforded Client employees. Consultant shall be solely responsible for any Federal, State or local taxes, and should Client for any reason by required to pay taxes at a later date, Consultant shall reassure such payment is made by Consultant and not by Client. Consultant shall be responsible for all workers compensation payments and herein holds Client harmless for any and all such payments and responsibilities related hereto.

14.  Consultant May Engage in Other Activities
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Client hereby acknowledges notification by Consultant and understands that
Consultant does, and shall, represent and service other and multiple clients in the same manner as it does Client, and that Client is not an exclusive client of Consultant.

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15.  Amendments
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This Agreement may be modified or amended, provided such modifications or amendments are mutually agreed upon by and between the parties hereto and that said modifications or amendments are made in writing and signed by both parties.

16.  Severability
-----------------
If any provision of this Agreement shall be held to be contrary to law, invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is contrary to law, invalid or unenforceable, and that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

17.  Termination of Agreement
-----------------------------
This Agreement may not be terminated by either party prior to the expiration of the term provided in paragraph 3 above except as follows:
         a. Upon the bankruptcy or liquidation of the other party; whether voluntary or involuntary;
         b. Upon the other party taking the benefit of any insolvency law;
         c. Upon the other party having or applying for a receiver appointed for either party;
         d. Upon the twelve month anniversary date of this Consulting Agreement provided that the Client provides Consultant at least 10-business days written notice that the Client does not want to extend contract on a month-to-month basis; and/or
         e. As provided for in paragraph 20 below.

18.  Arbitration
----------------
The parties agree to submit any controversy or claim arising out of, or relating to any provision(s) of the Agreement, or breach thereof, to binding Commercial Arbitration Rules of the American Arbitration Association of the state of incorporation of the Client. Judgment upon the award rendered by the arbitrator(s) shall be final and binding on the parties and may be entered by either party in any court or forum, state or federal, having jurisdiction. If legal action is taken to enforce this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees, interest, if applicable, plus arbitration cost for the expense of collection or defense of the action.

19.  Non-waiver
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The failure of either party, at any time, to require any such performance by any other party shall not be construed as a waiver of such right to require such performance, and shall in no way affect such party's right to require such performance and shall in no way affect such party's right subsequently to require full performance hereunder.

20.  Early Termination
----------------------
In the event Client fails or refuses to fulfill its duties as required in
Section 6 and 7 hereof or fails or refuses to make timely payment of the compensation set forth above, Consultant shall have the right to terminate any




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further performance under this Agreement until such time as duties are performed and such compensation has been paid.. In such event, and upon notification thereof, all compensation shall become immediately due and payable and/or deliverable, and Consultant shall be entitled to receive and retain the same as liquidated damages and not as a penalty, in lieu of all other remedies the parties hereby acknowledge and agree that it would be too difficult currently to determine the exact extent of Consultant's damages, but that the receipt and retention of such compensation is a reasonable present estimate of such damage. Furthermore, Client acknowledges that if Consultant must retain legal representation or a collection agency to collect the compensation, Client will undertake the associated costs of collection.

21.  Limitation of Consultant Liability
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In the event Consultant fails to perform its work or services hereunder (which does not include a breach of Section 5 above), its entire liability to Client shall not exceed the amount of cash, stock and other compensation Consultant has received from Client under Addendum A. Except in the case of a breach of Section 5 above or any unauthorized alteration of information provided by Client to Consultant, Consultant shall not be liable to Client for any indirect, special or consequential damages, nor for any claim against Client by any person or entity arising from or in any way related to this Consulting Agreement.

22.  Ownership of Materials
---------------------------
All right, titles and interest in and to materials to be produced by Consultant in connection with this Consulting Agreement and other services to be rendered under said Consulting Agreement shall be the sole and exclusive property of Client; PROVIDED, HOWEVER, that Client shall use Consultant's research reports produced by Consultant pursuant hereto only as fully produced and presented to Client and it shall not reproduce such reports except for reproductions that are done in full.

23.  Miscellaneous
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         a. Effective date of representations shall be no later than the date of execution by the parties of this Agreement.
         b. Currency: In all instances, references to dollars shall be United States Dollars.
         c. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any conflicts of laws principles.

24. Notices
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All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address which notice pursuant to this section may be given, and shall be given by either personal delivery, certified mail, express mail or other national or three (3) business days after being mailed or delivered to such courier service. Any notices to be given hereunder shall be effective if executed by and sent by the attorneys for the parties giving such notice, and in connection therewith the parties and their respective counsel agree that in giving such notice such counsel may communicate directly in writing with such parties to the extent necessary to give such notice. Any

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notice required or permitted by this Consulting Agreement to be given shall be given to the respective parties at the address first written above, on page one
(1) of this Consulting Agreement.

25.  Parent and Subsidiary Companies or Entities
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This Agreement applies to all parent, subsidiary or affiliate companies of
Client.

26.  Exclusion with Respect to Partnership
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The parties agree that, in no way, shall this Agreement be construed as being an act of partnership between the parties hereto and that no party hereto shall have, as a result of the execution of this Agreement, any liability for the commitments of any other party of any type, kind or sort.

27.  Inurement
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This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns.

28.  Entire Agreement
---------------------
This Agreement and the Addendums attached hereto contain the entire agreement of the parties and may be modified or amended only by agreement in writing, signed by the party against whom enforcement of any waiver, change, amendment, modification, extension or discharge is sought. It is declared by both parties that there are no oral or other agreements or understanding between them affecting this Agreement, or relating to the business of Consultant. This Agreement supersedes all previous agreements between Consultant and Client.

29.  Disclaimer
---------------
Consultant is not being retained to perform accounting or legal services on behalf of Client. Consultant is not licensed as a stock or securities broker and is not in the business of selling such stocks or securities or advising as to the investment viability or worth of such stocks or securities. It is the responsibility of Client to obtain advice of counsel and approve all materials published by Consultant to ensure compliance with Federal and state securities laws applicable to the activities of Client.



IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement.


TRIMEDIA ENTERTAINMENT GROUP INC.


By:/s/ Chris Schwartz                                 By:/s/ Joseph Safina
   ----------------------                             ----------------------
       Chris Schwartz                                        Joseph Safina



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                                   ADDENDUM A


Compensation
------------

The Compensation for performing the services mentioned in Section 2 shall be the following:

On the dates set forth below, Joseph Safina will receive:

On the date of this Agreement, Warrants to purchase 1,000,000 shares of Client's common stock at an exercise price equal to the closing bid price of Client's common stock as quoted on the Over-the-Counter Bulletin Board on such date.

On the date on which Client completes an equity offering of $10,000,000, Warrants to purchase 1,000,000 shares of Client's common stock at an exercise price equal to the closing bid price of Client's common stock as quoted on the Over-the-Counter Bulletin Board on such date, provided that, Mr. Safina must still be performing all duties set forth in Section 2 of this Agreement on such date.

On the first anniversary of the date of this Agreement, Warrants to purchase 1,000,000 shares of Client's common stock at an exercise price equal to the closing bid price of Client's common stock as quoted on the Over-the-Counter Bulletin Board on such date, provided that, Mr. Safina must still be performing all duties set forth in Section 2 of this Agreement on such date.